                                                                  EXHIBIT 12
                                    AMOCO COMPANY

                   STATEMENT SETTING FORTH COMPUTATION OF RATIO OF
                              EARNINGS TO FIXED CHARGES
                         (millions of dollars, except ratios)

                           Three Months
                              Ended           Year Ended December 31,
                             Mar. 31,
                               1994     1993    1992    1991    1990    1989
 Determination of Income:
   Consolidated earnings
    before income taxes
    and minority interest..   $  532   $2,427  $1,823  $2,093  $3,456  $3,048
   Fixed charges expensed by
    consolidated companies.       42      193     238     231     266     298
   Adjustments for certain
    companies accounted for
    by the equity method...        1        9      18      12      24      22

   Adjusted earnings plus
    fixed charges..........   $  575   $2,629  $2,079  $2,336  $3,746  $3,368


 Determination of Fixed Charges:
   Consolidated interest on
    indebtedness (including
    interest capitalized)..   $   30   $  162  $  219  $  216  $  232  $  254
   Consolidated rental
    expense representative
    of an interest factor..        9       31      20      22      30      30
   Adjustments for certain
    companies accounted for
    by the equity method...        1        6      12      17      15      21

   Total fixed charges.....   $   40   $  199  $  251  $  255  $  277  $  305

   Ratio of earnings to
    fixed charges..........     14.4     13.2     8.3     9.2    13.5    11.1

                                               10.